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                                                                    Exhibit 99.1


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                                     [LOGO]

CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926 ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH INDUSTRIES DECLARES FIRST SEMIANNUAL CASH DIVIDEND

GREENWICH, CT, USA, March 30, 2000: Blyth Industries, Inc. (NYSE:BTH) announced that it has declared a cash dividend of $0.10 per share of the Company's common stock for the six months ended January 31, 2000. The dividend reflects the Company's intention to initiate the payment of semiannual dividends. The dividend, authorized at the March 30, 2000 Blyth Board of Directors meeting, will be payable to shareholders of record as of May 1, 2000, and will be paid on May 15, 2000.

Robert B. Goergen, Chairman and Chief Executive Officer of Blyth said, "Blyth consistently generates substantial cash flow from operations which we use to invest in Blyth's growth, as well as to repay debt and repurchase shares. We believe that, given Blyth's strong financial position and prospects for future growth, the payment of a cash dividend represents another important element in support of our goal to deliver long-term returns to our shareholders." Mr. Goergen added, "We further believe the payment of a cash dividend will broaden the base of potential investors since it will allow our stock to be considered by those institutional investors that require dividend payments as part of their investment criteria."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, and markets an extensive line of candles and home fragrance products including scented candles, outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod -Registered Trademark- , PartyLite Gifts -Registered Trademark- , Carolina Designs -Registered Trademark-, Ambria-TM-, Canterbury -Registered Trademark-, Florasense -Registered Trademark-, Jeanmarie-Registered Trademark- and FilterMate -Registered Trademark- and in Europe under Gies-TM-, Liljeholmens -Registered Trademark- and Colony. It is also a leading producer of portable heating fuel products sold under the Sterno -Registered Trademark- and Handy Fuel -Registered Trademark-


 100 Field Point Road Greenwich, CT 06830 Tel (203) 661-1926 Fax (203) 661-1969


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brand names. Net Sales for the twelve months ended January 31, 2000 totaled
$1,097,450,000.

Blyth Industries, Inc. can be found on the Internet at http://www.blythindustries.com.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999, and in the Company's Annual Report on Form 10-K for the year ended January 31, 1999.



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 100 Field Point Road Greenwich, CT 06830 Tel (203) 661-1926 Fax (203) 661-1969